Exhibit 99.1

Endurance International Group Reports 2014 Third Quarter Results

BURLINGTON, MA (November 4, 2014) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its third quarter ended September 30, 2014.

“We are pleased to report a quarter that exceeded expectations for revenue, adjusted EBITDA and unlevered free cash flow,” commented Hari Ravichandran, chief executive officer and founder of Endurance International Group. “During the quarter our paying subscribers increased by 94,000, or 12 percent over the third quarter of 2013, to more than 3.8 million total paying subscribers, and our average revenue per subscriber increased by 10 percent over the third quarter of 2013 to $14.49. We believe our results are a reflection of the effectiveness of our marketing and distribution platforms, which we expect will continue to propel our growth drivers and provide a solid basis for a sustainable, strong top line which will in turn drive healthy cash flows for the future.”

Third Quarter Financial Highlights

(in millions)	Q3 2014 Actuals	Year over year growth
Adjusted Revenue	$164.9	23%
Adjusted EBITDA	$58.0	16%
UFCF	$50.1	17%

•	GAAP revenue was $160.2 million, an increase of approximately 21 percent compared to $132.9 million in the third quarter of 2013.

•	Net loss attributable to Endurance International Group Holdings, Inc. was $7.9 million, or $(0.06) per diluted share, compared to a net loss of $27.0 million, or $(0.28) per diluted share, for the third quarter of 2013.

•	Adjusted revenue was $164.9 million, an increase of approximately 23 percent compared to $134.2 million in the third quarter of 2013.

•	Adjusted revenue, excluding the impact of Directi, which contributed $13.0 million to adjusted revenue for the quarter, was $152.0 million, an increase of over 13 percent over the third quarter of 2013.

•	Adjusted EBITDA was $58.0 million, an increase of over 16 percent compared to $49.9 million in the third quarter of 2013.

•	Unlevered free cash flow (UFCF) was $50.1 million, an increase of approximately 17 percent compared to $43.0 million in the same period a year ago.

•	Free cash flow (FCF) was $35.8 million, an increase of over 72 percent compared to $20.8 million in the third quarter of 2013.

Third Quarter Operating Highlights

•	Total paying subscribers increased by 94,000 in Q3 2014. Excluding the impact of Directi, total paying subscribers increased by 93,000.

•	Total paying subscribers were approximately 3.841 million at the end of Q3 2014, an increase of 12 percent compared to approximately 3.440 million at the end of Q3 2013.

•	Average revenue per subscriber (ARPS) was $14.49, an increase of 10 percent compared to $13.14 for Q3 2013. Excluding the impact of Directi, ARPS was $13.54, an increase of 3 percent compared to $13.14 for Q3 2013 and an increase of $0.19 over Q2 2014.

•	During the quarter, the company acquired Webzai, Ltd. and the assets of BuyDomains. In addition, on October 31, 2014, the company acquired the assets of Arvixe, LLC. The total consideration for these acquisitions is expected to be approximately $77 million.

Fiscal Year 2014 Guidance

The company is providing the following guidance:

Full year 2014 ending December 31, 2014

(in millions)	Prior Guidance (at August 7, 2014)	New Guidance (at November 4, 2014)
Adjusted Revenue	$639 - $643	$648 - $650
Year over year growth	21% - 22%	23%
Adjusted EBITDA	$230 - $235	$230 - $235
Year over year growth	11% - 13%	11% - 13%
UFCF	$180 - $190	$180 - $190
Year over year growth	8% to 14%	8% to 14%

Adjusted revenue, adjusted EBITDA, UFCF, FCF and ARPS are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release. An explanation of these measures is also provided below under the heading “Use of Non-GAAP Financial Measures.” We have not reconciled our adjusted revenue, adjusted EBITDA or UFCF guidance to the most comparable GAAP metrics because we do not provide guidance for the reconciling items between these non-GAAP metrics and the most comparable GAAP metrics, as certain of these items are out of our control and/or cannot be reasonably predicted.

Conference Call and Webcast Information

Endurance International Group’s third quarter 2014 teleconference and webcast is scheduled to begin at 8:00 a.m. ET on Tuesday, November 4, 2014. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the Company’s website at http://ir.endurance.com/.

Use of Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of property and equipment, expenses related to integration of acquisitions and restructurings, any dividend-related payments accounted for as compensation expense, transaction expenses and charges including costs associated with certain litigation matters, and preparation for our initial public offering, less (ii) earnings of unconsolidated entities and net gain on sale of property and equipment and (iii) the estimated tax effects of the foregoing adjustments. Due to our history of acquisitions and financings, we have incurred accounting charges and expenses that obscure the operating performance of our business. We believe that adjusting for these items and the use of adjusted net income is useful to investors in evaluating the performance of our company.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, and income tax expense (benefit). We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period provides insight to an investor to gauge the overall health of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results.

Unlevered Free Cash Flow

Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as adjusted EBITDA plus change in operating assets and liabilities (other than deferred revenue) net of acquisitions, less capital expenditures and income taxes excluding deferred tax. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to any accounting charges related to our acquisitions. We also invest in marketing, our largest operating expense, which may increase or decrease in a given period, depending on the cost of attracting new subscribers to our solutions. We also believe that because our business has meaningful data center and related infrastructure requirements, the level of capital expenditures required to run our business is an important factor for investors to consider. We believe UFCF is a useful measure that captures the effects of these issues.

Free Cash Flow

Free cash flow, or FCF, is a non-GAAP financial measure that we calculate as UFCF less interest expense. We believe that this presentation of FCF provides investors with an additional indicator of our ability to generate positive cash flows after meeting our obligations with regard to payment of interest on our outstanding indebtedness.

Adjusted Revenue

Adjusted revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions and to include the revenue generated from subscribers we added through business acquisitions. Historically, we adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have adjusted the amount of revenue to include the revenue generated from subscribers we add through business acquisitions from the date of the relevant acquisition. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting charges related to our acquisitions, and that including revenue from acquired subscribers in this manner provides a helpful comparison of the revenues generated from our subscribers from period to period.

Total Subscribers

We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our web presence solutions on a paid basis. Historically, in calculating total subscribers, we include the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the date of the relevant acquisition. We do not include in total subscribers accounts that access our solutions via resellers or purchase only domain names from us. Subscribers of more than one brand are counted as separate subscribers. We believe total subscribers is an indicator of the scale of our platform and our ability to expand our subscriber base, and is a critical factor in our ability to monetize the opportunity we have identified in serving the small- and medium-sized business (SMB) market. Total subscribers for a period may reflect adjustments to add or subtract subscribers as we integrate and/or are otherwise able to identify subscribers that meet this definition of total subscribers.

Average Revenue per Subscriber

Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of adjusted revenue we recognize in a period divided by the average of the number of total subscribers at the beginning of the period and at the end of the period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing, and sell products and services to new and existing subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our financial guidance for fiscal year 2014, our beliefs and expectations regarding the ability of our marketing and distribution platforms to propel our growth drivers and provide a basis for strong and sustainable future revenues and cash flows, and our future financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “confident,” “positions,” and variations of such words or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2013 filed with the Securities and Exchange Commission (SEC) on February 28, 2014 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group (NASDAQ: EIGI) helps small and medium-sized business owners establish, manage and grow their businesses by harnessing the power and promise of the web. As a leading provider of cloud-based platform solutions to help small and medium-sized business owners succeed online, Endurance, through its family of brands – including Bluehost, HostGator, iPage, Domain.com, A Small Orange, and ResellerClub – supports over 3.8 million subscribers and is able to tailor solutions for small businesses at every stage and level of sophistication. Endurance is headquartered in Burlington, Massachusetts, has a presence in Asia and the Americas, and employs over 2,400 people. For more information, visit endurance.com and follow us @ LinkedIn, Google+ or on twitter @EnduranceIntl.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Alan Wallace

Endurance International Group

(781) 852-3382

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2013	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$66,815	$22,403
Restricted cash	1,983	1,910
Accounts receivable	7,160	10,934
Deferred tax asset—short term	12,981	15,368
Prepaid domain name registry fees	22,812	43,620
Prepaid expenses and other current assets	7,050	17,852

Total current assets	118,801	112,087
Property and equipment—net	49,715	59,486
Goodwill	984,207	1,093,820
Other intangible assets—net	406,140	428,466
Deferred financing costs	430	386
Investments	6,535	25,334
Prepaid domain name registry fees, net of current portion	4,295	5,240
Other assets	10,815	4,413

Total assets	$1,580,938	$1,729,232

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$7,950	$10,125
Accrued expenses	35,433	41,331
Deferred revenue	194,196	250,608
Current portion of notes payable	10,500	71,500
Current portion of capital lease obligations	—	3,746
Deferred consideration—short term	24,437	27,168
Other current liabilities	6,796	10,115

Total current liabilities	279,312	414,593
Long-term deferred revenue	55,298	66,116
Notes payable—long term	1,036,875	1,029,000
Capital lease obligations	—	5,269
Deferred tax liability—long term	26,171	38,978
Deferred consideration	4,207	10,219
Other liabilities	3,041	2,843

Total liabilities	$1,404,904	$1,567,018

Redeemable non-controlling interest	20,772	17,958
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 124,788,853 and 127,575,465 shares issued at December 31, 2013 and September 30, 2014, respectively; 124,766,544 and 127,531,934 shares outstanding at December 31, 2013 and September 30, 2014, respectively	13	13
Additional paid-in capital	754,061	783,881
Accumulated other comprehensive loss	(55)	(250)
Accumulated deficit	(598,757)	(639,388)

Total stockholders’ equity	155,262	144,256

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,580,938	$1,729,232

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Revenue	$132,913	$160,167	$383,876	$457,909
Cost of revenue	87,165	97,416	262,345	279,218

Gross profit	45,748	62,751	121,531	178,691

Operating expense:
Sales and marketing	28,932	34,761	87,231	114,610
Engineering and development	5,409	4,179	17,644	14,497
General and administrative	15,742	18,557	44,105	50,914

Total operating expense	50,083	57,497	148,980	180,021

Income (loss) from operations	(4,335)	5,254	(27,449)	(1,330)

Other expense:
Interest income	31	83	61	255
Interest expense	(22,572)	(14,407)	(66,111)	(42,219)

Total other expense—net	(22,541)	(14,324)	(66,050)	(41,964)

Loss before income taxes and equity earnings of unconsolidated entities	(26,876)	(9,070)	(93,499)	(43,294)
Income tax expense (benefit)	244	289	(1,427)	4,776

Loss before equity earnings of unconsolidated entities	(27,120)	(9,359)	(92,072)	(48,070)
Equity (income) loss of unconsolidated entities, net of tax	(93)	84	(359)	(26)

Net loss	$(27,027)	$(9,443)	$(91,713)	$(48,044)

Net loss attributable to non-controlling interest	—	(1,545)	—	(7,413)

Net loss attributable to Endurance International Group Holdings, Inc.	$(27,027)	$(7,898)	$(91,713)	$(40,631)

Comprehensive loss:
Foreign currency translation adjustments	(24)	(243)	(24)	(195)

Total comprehensive loss	$(27,051)	$(8,141)	$(91,737)	$(40,826)

Net loss per share attributable to Endurance International Group Holdings, Inc.—basic and diluted	$(0.28)	$(0.06)	$(0.94)	$(0.32)

Weighted-average number of common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.—basic and diluted	98,206,616	127,475,305	97,618,972	127,053,560

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Cash flows from operating activities:
Net loss	$(27,027)	$(9,443)	$(91,713)	$(48,044)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	4,803	8,005	13,070	22,553
Amortization of other intangible assets	26,467	26,247	78,781	75,788
Amortization of deferred financing costs	83	19	189	57
Amortization of net present value of deferred consideration	225	—	1,393	5
Stock-based compensation	366	4,189	1,105	11,362
Deferred tax expense (benefit)	611	(406)	(2,139)	1,534
Loss on sale of property and equipment	—	4	332	78
Gain on sale of assets	—	(369)	—	(369)
Income of unconsolidated entities	(93)	84	(359)	(26)
Dividend from minority interest	—	167	—	167
Gain from change in deferred consideration	—	398	—	420
Changes in operating assets and liabilities:
Accounts receivable	1,528	(910)	(374)	(1,401)
Prepaid expenses and other current assets	(3,385)	(4,510)	(10,422)	(21,973)
Accounts payable and accrued expenses	2,032	2,648	4,119	2,444
Deferred revenue	10,844	12,015	44,495	61,932

Net cash provided by operating activities	16,454	38,138	38,477	104,527

Cash flows from investing activities:
Business acquired in purchase transaction, net of cash acquired	(4,951)	(50,940)	(7,385)	(76,098)
Proceeds from sale of assets	—	100	23	100
Cash paid for minority investment	(175)	(3,940)	(8,935)	(18,940)
Purchases of property and equipment	(7,437)	(5,114)	(25,384)	(18,015)
Proceeds from sale of property and equipment	—	2	13	86
Purchases of intangible assets	(569)	(100)	(569)	(200)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	(577)	(111)	(284)	73

Net cash used in investing activities	(13,709)	(60,103)	(42,521)	(112,994)

Cash flows from financing activities:
Proceeds from issuance of term loan	90,000	—	90,000	—
Repayment of term loan	(2,226)	(2,625)	(6,226)	(7,875)
Proceeds from borrowing of revolver	23,000	52,000	57,000	107,000
Repayment of revolver	(46,000)	(24,000)	(72,000)	(46,000)
Payment of financing costs	(1,280)	—	(1,280)	(12)
Payment of deferred consideration	(49,770)	—	(53,106)	(81,503)
Partial settlement of redeemable non-controlling interest liability	—	(4,190)	—	(4,190)
Principal payments on capital lease obligations	—	(908)	—	(2,690)
Proceeds from exercise of stock options	—	12	—	12
Issuance costs of common stock	—	—	—	(731)

Net cash provided by (used in) financing activities	13,724	20,289	14,388	(35,989)

Net effect of exchange rate on cash and cash equivalents	(70)	132	(206)	44

Net increase (decrease) in cash and cash equivalents	16,399	(1,544)	10,138	(44,412)
Cash and cash equivalents:
Beginning of period	16,984	23,947	23,245	66,815

End of period	$33,383	$22,403	$33,383	$22,403

Supplemental cash flow information:
Interest paid	$21,796	$14,309	$69,068	$42,578
Income taxes paid	$260	$546	$1,350	$1,497
Supplemental disclosure of non-cash financing activities:
Shares issued in connection with the acquisition of Directi	$—	$—	$—	$27,235
Assets acquired under capital lease	$—	$—	$—	$11,704

The following table reflects the reconciliation of Adjusted Net Income, Adjusted EBITDA, UFCF and FCF to net loss calculated in accordance with GAAP (all data in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Net loss	$(27,027)	$(9,443)	$(91,713)	$(48,044)
Stock-based compensation	366	4,189	1,105	11,362
Loss on sale of property and equipment	—	4	332	78
Gain on sale of asset	—	(369)	—	(369)
(Gain) loss of unconsolidated entities	(93)	84	(359)	(26)
Amortization of intangible assets	26,467	26,247	78,781	75,788
Amortization of deferred financing costs	83	19	189	57
Changes in deferred revenue (inclusive of impact of purchase accounting)	10,844	7,760	44,495	45,340
Transaction expenses and charges	2,799	1,786	11,157	3,906
Integration and restructuring expenses	8,946	5,166	40,226	16,337
Tax-affected impact of adjustments	(1,455)	(855)	(5,173)	(5,487)

Adjusted Net Income	$20,930	$34,588	$79,040	$98,942

Depreciation	4,803	8,005	13,070	22,553
Income tax expense	1,699	1,144	3,746	10,263
Interest expense, net (net of impact of amortization of deferred financing costs)	22,458	14,305	65,861	41,907

Adjusted EBITDA	$49,890	$58,042	$161,717	$173,665

Change in operating assets and liabilities, net of acquisitions(1)	175	(1,220)	(6,677)	(7,041)
Capital expenditures (2)	(7,437)	(6,022)	(25,384)	(20,705)
Income tax (excluding deferred tax)	367	(695)	(712)	(3,242)

Unlevered free cash flow	$42,995	$50,105	$128,944	$142,677

Net cash interest paid (net of change in accrued loan interest)	(22,216)	(14,306)	(64,373)	(41,902)

Free cash flow	$20,779	$35,799	$64,571	$100,775

(1)	In the three and nine months ended September 30, 2014 we have decreased the change in operating assets and liabilities by $2.7 million of accrued employee severance and facility costs related to closing offices in Redwood City, California and Englewood, Colorado that are included in integration and restructuring expenses.
(2)	Capital expenditures during the three and nine months ended September 30, 2014 includes $0.9 million and $2.7 million, respectively, of payments under a three year capital lease for software of $11.7 million beginning in January 2014. The remaining balance on the capital lease is $9.0 million as of September 30, 2014.

The following table reflects the reconciliation of cash flows from operating activities, or operating cash flow, to FCF (all data in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Operating cash flow	$16,454	$38,138	$38,477	$104,527
Less:
Dividend from minority interest	—	(167)	—	(167)
Capital expenditures and capital lease obligations	(7,437)	(6,022)	(25,384)	(20,705)
Plus:
Costs excluded in FCF net of costs also excluded in operating cash flow:
Transaction expenses and charges	2,816	1,387	11,252	3,486
Integration and restructuring expenses	8,946	2,463	40,226	13,634

Free cash flow	$20,779	$35,799	$64,571	$100,775

The following table reflects the reconciliation of ARPS to revenue calculated in accordance with GAAP (all data in thousands, except ARPS data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Revenue	$132,913	$160,167	$383,876	$457,909
Purchase accounting adjustment	1,307	4,763	6,782	18,830
Pre-acquisition revenue from acquired properties	—	—	512	—

Adjusted revenue	$134,220	$164,930	$391,170	$476,739

Total subscribers	3,440	3,841	3,440	3,841
ARPS	$13.14	$14.49	$13.02	$14.35
Adjusted revenue attributable to Directi	—	12,976	—	35,286
Adjusted revenue excluding Directi	$134,220	$151,954	$391,170	$441,453
Total subscribers excluding Directi	3,440	3,788	3,440	3,788
ARPS excluding Directi	$13.14	$13.54	$13.02	$13.46